Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

American Dental Partners, Inc.:

We consent to the use of our report dated February 25, 2003, with respect to the consolidated balance sheet of American Dental Partners, Inc. as of December 31, 2002, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

March 31, 2004